Keryx Biopharmaceuticals Announces Filing of New Drug Application for Marketing Approval of Ferric Citrate (ZerenexTM) in Japan by Partner, Japan Tobacco Inc.

NDA Filing Milestone Triggers Payment to Keryx

NEW YORK, January 7, 2013 /PRNewswire via COMTEX/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ:KERX) today announced that its Japanese partner, Japan Tobacco Inc. (JT), has filed its New Drug Application (NDA) with the Japanese Ministry of Health, Labour and Welfare for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease (CKD). The NDA filing is supported by efficacy and safety data from several successfully completed Phase 3 studies in CKD patients with hyperphosphatemia in Japan.

Under the license agreement with JT and its subsidiary Torii Pharmaceutical Co., Ltd. (Torii), within 30 days, Keryx will receive a non-refundable payment of $7 million for the achievement of the NDA filing milestone.

Ron Bentsur, Chief Executive Officer of Keryx, commented, “We congratulate our partner, JT/Torii, on achieving this important and exciting milestone and we applaud the tremendous sense of purpose with which they have been developing ferric citrate in Japan.” Mr. Bentsur continued, “We eagerly await our top-line results from our U.S. long-term Phase 3 study in dialysis patients and the anticipated U.S. NDA and European MAA filings which will follow suit.”

ZerenexTM (ferric citrate), a ferric iron-based phosphate binder, has recently completed a long-term Phase 3 study, under Special Protocol Assessment, as a treatment for end-stage renal disease patients with hyperphosphatemia on dialysis, and the top-line data from this Phase 3 study is expected to be announced imminently. Zerenex is also being explored in a Phase 2 study in managing serum phosphorus and iron deficiency in anemic patients with Stage 3 to 5 CKD not on dialysis.

Keryx Biopharmaceuticals retains a worldwide exclusive license (except for the Asian Pacific Region) to Zerenex (ferric citrate) from Panion & BF Biotech, Inc. The Company has sublicensed the development of ferric citrate in Japan to JT and Torii.

Sublicense Agreement with Japan Tobacco & Torii Pharmaceutical

In September 2007, Keryx sublicensed to JT and Torii the exclusive rights for the development and commercialization of its hyperphosphatemia drug, Zerenex (ferric citrate), in Japan. The licensing arrangement calls for JT and Torii to pay to Keryx up to $100 million in up-front license fees and payments upon the achievement of specified milestones, of which $35 million has been received by Keryx to date (including the milestone achieved today). In addition, upon commercialization, JT and Torii will make royalty payments to Keryx on net sales of the drug in Japan. JT and Torii are responsible for all development and commercialization costs in Japan.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The U.S.-based Phase 3 clinical program of Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA. Zerenex is also in Phase 2 development for the management of phosphorus and iron deficiency in anemic patients with Stage 3 to 5 non-dialysis dependent chronic kidney disease. In addition, Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has filed its New Drug Application for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating any clinical trials and business prospects for Zerenex (ferric citrate) may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for Zerenex (ferric citrate); the risk that the data (both safety and efficacy) from the long-term Phase 3 trial of Zerenex (ferric citrate) will not coincide with the data analyses from previous clinical trials reported by the Company; the risk that the data (both safety and efficacy) from the ongoing Phase 2 study in non-dialysis dependent chronic kidney disease will be negative or inconclusive; our ability to meet anticipated development timelines for Zerenex due to clinical trial results, manufacturing capabilities or other factors; our Japanese partner's ability to successfully obtain marketing approval for ferric citrate in Japan; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.